Exhibit 4.4

UNIVERSAL TECHNICAL INSTITUTE, INC.

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following description of the registered securities of Universal Technical Institute, Inc. is intended as a summary only and therefore is not a complete description. It is subject to and qualified in its entirety by reference to our Fifth Amended and Restated Certificate of Incorporation (our “Restated Certificate of Incorporation”), Fourth Amended and Restated Bylaws (our “Bylaws”), and Certificate of Designation, Preferences and Rights of Series E Junior Participating Preferred Stock (the “Series E Certificate of Designations”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.4 is a part. We encourage you to read our Restated Certificate of Incorporation, Bylaws, Series E Certificate of Designations and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), for additional information. As used in this Exhibit 4.4, the terms “Company,” “we,” “our,” and “us” refer to Universal Technical Institute, Inc.
General
Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share, of which 100,000 are designated as Series E Junior Participating Preferred Stock (the “Series E Shares”). Our common stock is registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Series E Shares are not registered under the Exchange Act.
As of November 21, 2025, there were 54,429,869 shares of our common stock, and no Series E Shares outstanding.
Common Stock
Voting Rights
Each share of common stock entitles its holder to one vote. Shares of common stock vote as a single class on all matters on which stockholders are entitled to vote, except as otherwise provided in our Restated Certificate of Incorporation or as required by law. Generally, all matters to be voted on by stockholders, other than the election of directors, must be approved by a majority of the shares of our issued and outstanding capital stock on an as-converted basis present in person or represented by proxy and entitled to vote on the subject matter, voting as a single class. Subject to the rights of the holders of any series of preferred stock to elect directors under certain circumstances, directors shall be elected if the votes cast for a nominee exceed the votes cast against such nominee, provided, however, that in a Contested Election (as defined in the Bylaws), directors shall be elected by a plurality of the voting power present in person or represented by proxy and entitled to vote generally in the election of directors.
Dividends
Each share of common stock entitles its holder to receive dividends and other distributions in cash, stock or property when, as and if declared by our board of directors (our “Board”), subject to any preferential rights of any outstanding shares of preferred stock and other provisions in our Restated Certificate of Incorporation.

Other Rights
Upon liquidation, dissolution or winding up, after payment in full of the amounts required to be paid to creditors and holders of preferred stock, if any, all holders of common stock are entitled to receive a pro rata amount of any distribution of the remaining assets.
No shares of common stock are subject to redemption or conversion nor have preemptive rights to purchase additional shares of our common stock or other. There are no sinking fund provisions applicable to our common stock.
Preferred Stock
Our Board has the authority, without any action on the part of our stockholders, to designate and issue preferred stock in one or more series and to designate the rights, powers, preferences and privileges of each series and any qualifications, limitations or restrictions thereof, which may be greater or less than the rights applicable to our common stock.
Undesignated Preferred Stock
It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of common stock until our Board determines the specific rights of the holders of preferred stock. However, the effects might include, among other things:
•restricting dividends on common stock;
•diluting the voting power of common stock;
•impairing the liquidation rights of common stock; or
•delaying or preventing our change of control without further action by our stockholders.
Our Board is authorized to determine the terms with respect to the series of preferred stock being offered, which may include (without limitation) the following:
•whether dividends on that series of preferred stock will be cumulative or noncumulative;
•the dividend rate or method for determining the rate;
•the liquidation preference per share of that series of preferred stock, if any;
•the conversion provisions applicable to that series of preferred stock, if any;
•any redemption or sinking fund provisions applicable to that series of preferred stock;
•the voting rights of that series of preferred stock, if any; or
•the terms of any other powers, preferences or rights, if any, and the qualifications, limitations or restrictions thereof, applicable to that series of preferred stock.
Series E Preferred Stock
On June 29, 2016, our Board declared a dividend of one preferred stock purchase right (a “Right”) for each outstanding share of our common stock. The dividend was payable to holders of record as of the close of business on July 11, 2016. The specific terms of the Rights are contained in the Rights Agreement, dated as of June 29, 2016 (as amended, the “Rights Agreement”), by and between the Company and Computershare Inc., as rights agent. Our Board authorized the adoption of the Rights Agreement to protect against any potential future use of coercive or abusive takeover techniques and to help ensure that our stockholders are not deprived of the opportunity to realize the full and fair value of their investment. In general terms, and subject to certain exceptions, the Rights Agreement restricted any person or group from acquiring beneficial ownership of 15% or more of our outstanding common stock, or, in the case of any person or group that owns 15% or more of our outstanding common stock on the date of announcement of our entry into the Rights Agreement, an additional 0.25% of the shares of common stock. The Rights Agreement expired on February 21, 2017, pursuant to the terms of that certain Amendment to Rights Agreement dated February 21, 2017, by and between the Company and Computershare Inc., as rights agent.
In connection with our entry into the Rights Agreement, we filed the Series E Certificate of Designations with the office of the Secretary of State of the State of Delaware, which sets forth the rights and preferences of the Series E

Shares. The Series E Certificate of Designations initially designated 100,000 Series E Shares. Our Board may authorize and issue additional Series E Shares, from time to time, without obtaining consent of the holders of Series E Shares. The description below provides a summary of certain material terms of the Series E Shares set forth in the Series E Certificate of Designations.
Rank
The Series E Shares, with respect to dividend rights and rights upon liquidation, winding up or dissolution, ranks senior to our common stock, subject to the prior and superior rights of any series of preferred stock. The Series E Shares rank junior to all other series of preferred stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.
Dividends
We may pay quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a Series E Share, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment as provided in the Series E Certificate of Designations, one thousand (1,000) times the aggregate per share amount of all cash dividends, and one thousand (1,000) times the aggregate per share amount (payable in-kind) of all non-cash dividends or other distributions other than a dividend payable in shares of common stock or a subdivision of the outstanding shares of common stock (by reclassification or otherwise), declared on the common stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a Series E Share. The Series E Certificate of Designations provides that, at any time after June 29, 2016 (the “Rights Dividend Declaration Date”), in the event we (i) declare any dividend on our common stock payable in shares of common stock, (ii) subdivide the outstanding common stock, or (iii) combine the outstanding common stock into a smaller number of shares, then in each such case the amount to which holders of Series E Shares were entitled immediately prior to such event under clause (ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event. As long as dividends or distributions payable to the Series E Shares are in arrears, we are restricted from declaring or paying dividends on, making any other distributions on, or redeeming or purchasing or otherwise acquiring for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series E Shares.
Voting
The Series E Shares are not redeemable. Each Series E Share shall entitle the holder to 1,000 votes on all matters submitted to a vote of our stockholders. Except as otherwise provided in the Series E Certificate of Designations or by law, the holders of Series E Shares and the holders of shares of common stock are entitled to vote together as one class on all matters submitted to a vote of our stockholders.
Anti-Takeover Effects of our Restated Certificate of Incorporation, Bylaws, Series E Certificate of Designations and the DGCL
Some provisions of the DGCL, our Restated Certificate of Incorporation, Bylaws, and Series E Certificate of Designations could make the following more difficult:
•acquisition of us by means of a tender offer or merger;
•acquisition of us by means of a proxy contest or otherwise; or
•removal of our incumbent officers and directors.
These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions also are designed to encourage persons seeking to acquire control of us to first negotiate with our Board. We believe that the benefits of the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging those proposals because negotiation of them could result in an improvement of their terms.
Classified Board
Our Restated Certificate of Incorporation provides that our Board will be divided into three classes. The term of each class of directors expires at the end of the third annual meeting of stockholders following the annual meeting at which such director was elected. This system of electing and removing directors may initially discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of our directors.
Size of Board and Vacancies
Our Bylaws provide that the number of directors on our Board will be fixed or changed by resolution of a majority of our Board. Except as otherwise provided by a certificate of designations, newly created directorships resulting from any increase in our authorized number of directors or any vacancies in our Board resulting from death, resignation, removal from office or other cause will be filled solely by the majority vote of our remaining directors in office.
No Stockholder Action by Written Consent
Our Restated Certificate of Incorporation provides that subject to the rights of holders of preferred stock to act by written consent, any stockholder action may be effected only at a duly called annual or special meeting of stockholders and may not be effected by a written consent or consents by stockholders in lieu of such a meeting.
Amendment of Our Restated Certificate of Incorporation
Our Restated Certificate of Incorporation provides except as otherwise required by law and notwithstanding any other provision in the Restated Certificate of Incorporation, the affirmative vote of the holders of at least 66-2/3% of the total voting power of all outstanding shares of capital stock entitled to vote thereon, voting together as a single class, is required to amend, alter, change or repeal, or adopt any provision inconsistent with, Article V, Article VI, Article VII, Article VIII and Article X.
Stockholder Meetings
Our Restated Certificate of Incorporation and Bylaws provide that except as otherwise required by law and subject to the rights of holders of preferred stock, if any, a special meeting of our stockholders may be called only by the chairman of our Board, our Board pursuant to a resolution adopted by a majority of the total number of directors, whether or not there exist any vacancies or unfilled seats in previously authorized directorships, or a committee that is duly designated by our Board and shall be called by our Secretary by written request.
No business other than that stated in the notice of a special meeting of stockholders may be transacted at such special meeting.
Requirements for Advance Notification of Stockholder Nominations and Proposals
Our Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our Board or a committee of our Board.
In general, and subject to the universal proxy rules, for nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must give notice in writing to our Secretary 90 to 120 days before the first anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, or if the date of the annual meeting is more than 30 days before or after the anniversary, such notice must be delivered, by the later of the 10th day after the annual meeting is announced or 90 days prior to the date of such meeting, and the business must be a proper matter for stockholder action. Among other things the stockholder’s notice must include for each proposed nominee and business, as applicable, (i) all required information under the

Exchange Act, (ii) the proposed nominee’s written consent to serve as a director if elected, (iii) a brief description of the proposed business, (iv) the reasons for conducting the business at the meeting, (v) the stockholder’s material interest in the business, (vi) the stockholder’s name and address and (vii) the class and number of our shares which the stockholder owns.
In general, only such business may be conducted at a special meeting of stockholders as brought before the meeting pursuant to our notice of meeting. At a special meeting of stockholders at which directors are to be elected pursuant to our notice of meeting, a stockholder who is a stockholder of record at the time of giving notice and on the record date for the meeting, who is entitled to vote at the meeting and who complies with the notice procedures, may nominate proposed nominees. In the event we call a special meeting of stockholders to elect one or more directors, a stockholder may nominate a person or persons if the stockholder’s notice is delivered to our Secretary not earlier than 120 days before the meeting nor later than the later of 90 days prior to the meeting and the 10th day after the meeting is announced.
Only such persons who are nominated in accordance with the procedures set forth in our Bylaws may be eligible to serve as directors and only such business may be conducted at a meeting of stockholders as brought before the meeting in accordance with the procedures set forth in our Bylaws. Except as otherwise required by our governing documents, the chairman of the meeting has the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed in accordance with the procedures set forth in our Bylaws and, if any proposed nomination or business is not in compliance with our Bylaws, to declare that such defective proposal or nomination shall be disregarded.
Delaware Anti-Takeover Law
Our Restated Certificate of Incorporation subjects us to Section 203 of the DGCL.
In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person that together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. This may have an anti-takeover effect with respect to transactions not approved in advance by our Board, including discouraging attempts that might result in a premium over the market price for the shares of our capital stock.
No Cumulative Voting
Our Restated Certificate of Incorporation and Bylaws do not provide for cumulative voting in director elections.
Issuance of Series E Preferred Stock
Our Board may issue Series E Shares to protect against any potential future use of coercive or abusive takeover techniques. The Series E Shares, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank senior to our common stock, subject to the prior and superior rights of any series of preferred stock. Each Series E Share shall entitle the holder to 1,000 votes on all matters submitted to a vote of our stockholders. Except as otherwise provided in the Series E Certificate of Designations or by law, the holders of Series E Shares and the holders of shares of common stock are entitled to vote together as one class on all matters submitted to a vote of our stockholders. Our ability to issue Series E Shares may discourage hostile takeovers.